Exhibit 10.52

HOLLY ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
NOTICE OF GRANT OF PHANTOM UNITS
(Non-Employee Director Award)
Pursuant to the terms and conditions of the Holly Energy Partners, L.P. Long-Term Incentive Plan, as amended (the “Plan”), and the associated Phantom Unit Agreement (Non-Employee Director Award) which has been made separately available to you (your “Agreement”), you are hereby issued Phantom Units (the “Phantom Units”) subject to certain restrictions thereon and under the conditions set forth in this Notice of Grant of Phantom Units (the “Notice”), in the Agreement, and in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or your Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Plan by following the instructions attached as Appendix A. Additionally, you may request a copy of the Plan or the prospectus by contacting Cara Whitesel at Cara.Whitesel@hfsinclair.com or 214.954.6530.
Grantee:        ____________
Date of Grant:        ____________ __, 2022 (the “Date of Grant”)
Number of Units:    __________
Vesting Schedule:    The restrictions on all of the Phantom Units granted pursuant to the Agreement will expire and the Phantom Units will become transferable and non-forfeitable on December 1, 2023 (the “Regular Vesting Date”); provided, that you remain a member of the Board continuously from the Date of Grant through such date. The period beginning on the Date of Grant and ending on the Regular Vesting Date shall be referred to as your “Service Period.”
Except as otherwise provided in Section 6 of your Agreement, all Phantom Units that have not become vested and non-forfeitable pursuant to this Notice will be null and void and forfeited to Holly Logistic Services, L.L.C. (the “Company”) in the event you cease to be a member of the Board.
Vesting of the Units will be included in your income in an amount equal to the closing price of the Units on the date of vesting (or if such day is not a business day, the first business day thereafter). By receipt of the Phantom Units you acknowledge and agree that (a) you are not relying upon any determination by the Company, its affiliates, Holly Energy Partners, L.P. or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the Fair Market Value of the Units on the Date of Grant, (b) you are not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with this Notice and the Agreement and your receipt, holding and vesting of the Phantom Units, (c) in accepting the Phantom Units you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted and (d) a copy of the Agreement and the Plan has been made available to you. In addition, you consent to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law, including, without limitation, documents pursuant or relating to any equity award granted to you under the Plan or any other current or future equity or other benefit plan of the Company (the “Company’s Equity Plans”). This consent shall be effective for the entire time that you are a participant in a Company Equity Plan. By accepting the Phantom Units you release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with this Notice and the Agreement and your receipt, holding and vesting of the Phantom Units. By asserting any rights with respect to, or accepting any payments under, the Plan and the Agreement, you will be deemed to have understood and agreed to the terms and conditions of the Plan and the Agreement.

Holly Logistic Services, L.L.C.

________________________________________________
Michael C. Jennings, Chief Executive Officer and President

Appendix A

    A-1